Exhibit 10.1

Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan	(Stock – US)
RETENTION RESTRICTED SHARE UNIT
TERMS AND CONDITIONS

Award of Restricted Share Units

Twenty-First Century Fox, Inc., a Delaware corporation (“21CF”), has awarded you a number of restricted share units (“RSUs”) relating to shares of its Class A Common Stock, par value $0.01 per share (the “21CF Shares”).  The terms and conditions of the RSUs are set forth in this Retention RSU Terms and Conditions (the “RSU Terms and Conditions”) and in the Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan (the “2013 LTIP”).

The RSUs are being awarded to you in connection with 21CF entering into that certain Agreement and Plan of Merger, dated as of December 13, 2017, among 21CF, The Walt Disney Company (“Disney”), TWC Merger Enterprises 2 Corp. and TWC Merger Enterprises 1, LLC (the “Merger Agreement”), which describes certain proposed transactions (the “Transactions”), including the spin-off of certain 21CF businesses into a separate entity (“SpinCo”) and the acquisition of the remaining businesses by Disney. Following the completion of the Transactions, all references to 21CF and the Committee shall instead refer to the applicable successor entity, as the context requires.

This award of RSUs is in lieu of any equity award that you may have otherwise been eligible to receive in Fiscal Year 2019 under the 2013 LTIP.

The terms of the 2013 LTIP are incorporated herein by reference.  All capitalized terms that are not defined in this RSU Terms and Conditions have the meaning set forth in the 2013 LTIP.  By accepting the RSUs, you agree to all of the terms and conditions described in this RSU Terms and Conditions and in the 2013 LTIP.  You acknowledge that you have carefully reviewed the 2013 LTIP and agree that the terms of the 2013 LTIP will control in the case of any conflict between this RSU Terms and Conditions and the 2013 LTIP.

Subject to the terms and conditions set forth herein, RSUs represent the potential to receive, at the end of the applicable vesting period, the consideration described in the section entitled “Vesting of Restricted Share Units.”

The 21CF Shares that you receive, if any, will be fully vested and may be immediately available for sale, subject to 21CF’s Insider Trading and Confidentiality Policy.

Vesting of Restricted Share Units

Unless otherwise provided in this RSU Terms and Conditions, your RSUs will vest and be treated as follows:

•   fifty percent (50%) of your RSUs will vest immediately prior to the completion of the Transactions subject to your continued employment with 21CF through such time. In the Transactions, these vested RSUs will be treated in the same manner as the underlying 21CF Shares and will receive, in respect of each RSU, the number of shares of SpinCo Class A common stock (“SpinCo Shares”) and Disney common stock (“Disney Shares”) that would be received by a holder of a 21CF Share; and

•   fifty percent (50%) of your RSUs will vest on the fifteen (15) month anniversary of the completion of the Transactions. In the Transactions, each RSU will be converted into both a SpinCo RSU and a Disney RSU, relating to the number of SpinCo Shares and Disney Shares, respectively, that would be received by a holder of a 21CF Share. The SpinCo RSUs and Disney RSUs will continue to vest subject to your continued employment with the Employer (as defined below in the section entitled “Employment with Employer”) and may be settled in either stock or in cash.

RSU Terms and Conditions	1

In the event that the Transactions do not occur and the Merger Agreement is terminated in accordance with its terms, unless otherwise provided in this RSU Terms and Conditions, your RSUs will fully vest and convert to 21CF Shares on the later of (i) December 13, 2019 and (ii) the date on which the Merger Agreement is terminated.

Your vested RSUs, if any, shall be settled as soon as is reasonably practicable following the applicable vesting date (but in no event after December 31 of the calendar year in which the applicable vesting date occurs), and any shares payable with respect to the vested RSUs will be issued and evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry, registration or issuance of one or more stock certificates.  Upon settlement, your vested RSUs shall be extinguished and such RSUs will no longer be considered to be held by you for any purpose.

Although the treatment of the RSUs in the Transactions is anticipated to be as described above, such treatment shall in all events be subject to the relevant terms of the Merger Agreement as it may be amended from time to time, and if the provisions of the Merger Agreement relating to treatment of 21CF equity awards are amended, such amended treatment shall apply.

Dividend Equivalents

You are entitled to receive Dividend Equivalents (as defined in the 2013 LTIP) for each regular cash dividend paid on the class of shares underlying each RSU (each, a “Dividend”) during the period commencing on the Date of Grant of your RSUs and ending on and including the day immediately preceding the day on which the shares subject to the RSUs are vested. On the date each such Dividend is paid to holders of the class of shares underlying the RSUs, you will be credited with Dividend Equivalents, calculated based on (i) the number of RSUs granted to you that are outstanding as of the payment date for such Dividend plus (ii) the number of additional RSUs credited to you as a result of your receipt of any previous Dividend Equivalents on such RSUs (the “Dividend Equivalent RSUs”).  The Dividend Equivalent RSUs will be deemed to have been reinvested into additional RSUs as of the Dividend payment date based on the applicable Dividend rate and closing price of 21CF Shares on the Dividend payment date.  Any such Dividend Equivalent RSUs shall be subject to the same terms and conditions which apply to the underlying RSUs to which they relate and will be treated as set forth in the section entitled “Vesting of Restricted Share Units.”  The foregoing does not obligate 21CF to pay dividends with respect to the RSUs and nothing in the 2013 LTIP or in this RSU Terms and Conditions shall be interpreted as creating such an obligation.

Withholding Taxes

You agree, as a condition of receiving the RSUs, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of granting or vesting of your RSUs or your acquisition of shares or cash relating to the RSUs.  In the event that your Employer (as defined below in the section entitled “Employment with Employer”) determines that any applicable Federal, state, local or foreign tax or withholding payment is required relating to the RSUs or acquisition of shares or receipt of cash related thereto, your Employer will have the right to: (i) require that you arrange to make such payments to your Employer; (ii) withhold such amounts from any cash payments due to you hereunder or other payments due to you from your Employer; or (iii) allow for the surrender of the number of shares relating to the RSUs in an amount equal to the withholding or other taxes due (for this purpose, surrendered shares will be valued using the closing price of the applicable shares on the principal stock exchange on which such shares are listed on the trading date immediately prior to the date on which the applicable RSUs vest); provided that the shares so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by applicable law.

RSU Terms and Conditions	2

Employment with Employer

Except as provided herein, your eligibility to receive the consideration described above in the section entitled “Vesting of Restricted Share Units” in respect of your RSUs is subject to the condition that you remain employed by 21CF prior to the completion of the Transactions and Disney or SpinCo, as applicable, following the completion of the Transactions (in each case, the “Employer”), from the date hereof through the date on which the RSUs vest, except as set forth below.

Subject to the exceptions set forth below, in the event your employment is terminated for any reason before the vesting of your RSUs, you shall forfeit all of your outstanding RSUs and neither you, nor your beneficiary or estate, shall be entitled to receive any payment with respect to such RSUs.

In the event your employment is terminated by your Employer other than (i) due to a Termination for Cause or (ii) as a result of your death or Permanent Disability, all of your outstanding RSUs will fully vest on the date of your termination of employment and be settled as set forth below.

In the event your employment is terminated due to your death or Permanent Disability:

•   If you were employed on December 13, 2018, all of your outstanding RSUs will fully vest on the date of your termination of employment.

•   If your termination of employment occurs before December 13, 2018, your outstanding RSUs will vest on a pro-rated basis on the date of your termination of employment, based on the number of days you were employed by your Employer during the period commencing on December 13, 2017 and ending on the date of your termination of employment, divided by 365.

If your employment is terminated prior to the completion of the Transactions, your vested RSUs shall be settled on the earlier to occur of (i) the date of the completion of the Transactions in which case you will receive, in respect of each RSU, the number of SpinCo Shares and Disney Shares that would be received by a holder of a 21CF Share in the Transactions and (ii) two and a half months following the later of the end of the Employer's fiscal year in the United States or the calendar year in which such termination of employment occurs in which case you will receive 21CF Shares, as follows:

•   If your employment is terminated prior to July 1 of any year, the RSUs shall be settled on March 15 of the following year if the Transactions have not yet been completed.

•   If your employment is terminated on or after July 1 of any year, the RSUs shall be settled on September 15 of the following year if the Transactions have not yet been completed.

If your employment is terminated following the completion of the Transactions, your vested RSUs shall be settled as soon as is reasonably practicable following any such termination of employment (but in no event after December 31 of the calendar year in which such termination of employment occurs).

Upon settlement, your vested RSUs shall be extinguished and such RSUs will no longer be considered to be held by you for any purpose.

In the event that your employment transfers from one business group, including corporate groups, to another business group, your RSUs will remain outstanding and eligible to vest.

If your business entity is merged with another entity within your Employer or is sold outside of your Employer, the Committee, may, in its sole discretion, make such adjustments to your outstanding RSUs as it deems appropriate.  All determinations that the Committee makes shall be conclusive and binding on all persons for all purposes.  The Committee need not treat all RSUs in the same manner.

RSU Terms and Conditions	3

Leaves of Absence

For purposes of this RSU Terms and Conditions, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by your Employer in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law.  However, your Service will be treated as terminating three months after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract.  Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Committee or your Employer shall determine, in its sole discretion, which leaves shall count for this purpose, and when your Service terminates for all purposes under the 2013 LTIP.

No Vested Right in Future Awards

You acknowledge and agree (by accepting this award of RSUs and receiving this RSU Terms and Conditions) that the eligibility to receive RSUs is made on a fully discretionary basis by the Committee and that the award of RSUs does not lead to a vested right to receive any payment of shares or cash, any of the consideration described above in the section entitled “Vesting of Restricted Share Units,” any additional RSUs or other equity incentive awards in the future.

Employment Agreements

Your RSUs shall be governed by the terms and conditions of this RSU Terms and Conditions (including with respect to the treatment of your RSUs upon a termination of employment) and the 2013 LTIP, and shall not be governed by any employment agreement with 21CF or any Affiliate.  For the avoidance of doubt, this RSU Terms and Conditions and the 2013 LTIP shall supersede any provisions in such employment agreement relating to (i) the vesting of the RSUs, including in the event of a termination of your employment with the Employer and (ii) your entitlement to receive an equity award under the 2013 LTIP in Fiscal Year 2019.

Confidentiality

You acknowledge that you have read and understand 21CF’s policies on confidentiality as set forth in the 21CF Standards of Business Conduct and the 21CF Insider Trading and Confidentiality Policy (collectively, the “Confidentiality Policies”) and hereby agree that during the course of your employment with 21CF and any time after your employment with 21CF is terminated, you will continue to abide by the terms of the Confidentiality Policies, including with respect to any materials or information you receive in connection with your RSUs.

Retention and Other Rights	This award of RSUs does not give you the right to be retained or employed by your Employer in any capacity for any given period or upon any specific terms of employment.

You waive any and all rights to compensation or damages for the termination of your office or employment with your Employer for any reason (including unlawful termination of employment) insofar as those rights arise from you ceasing to have rights in relation to the RSUs as a result of that termination or from the loss or diminution in value of such rights.

Stockholder Rights

You, your estate or heirs, do not have any of the rights of a stockholder of 21CF, including, without limitation, the right to vote or receive dividends declared or paid with respect to the RSUs, unless and until any RSUs are paid out into shares and a certificate for such shares has been issued or an appropriate book entry has been made.

RSU Transferability

Your RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, whether by operation of law or otherwise, nor may your RSUs be made subject to execution, attachment or similar process.

RSU Terms and Conditions	4

Section 409A

It is intended that this RSU Terms and Conditions will comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this RSU Terms and Conditions will be interpreted and administered to be in compliance with Section 409A.  To the extent that your Employer determines that you would be subject to the additional taxes or penalties imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of this RSU Terms and Conditions, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties.  The nature of any such amendment shall be determined by your Employer.

Notwithstanding anything to the contrary in this RSU Terms and Conditions or the 2013 LTIP, to the extent required to avoid accelerated taxation and penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this award of RSUs during the six-month period immediately following your “separation from service” (as defined for purposes of Section 409A, a “Separation from Service”) will instead be paid on the first payroll date after the six-month anniversary of your Separation from Service (or your death, if earlier). Notwithstanding anything to the contrary in this RSU Terms and Conditions, for purposes of any provision of this RSU Terms and Conditions providing for the settlement of any RSUs upon or following a termination of employment or a termination of Service that are considered “deferred compensation” under Section 409A, references to your “termination of employment” or “termination of Service” (and corollary terms) with your Employer shall be construed to refer to your Separation from Service.

Applicable Law and Forum

This RSU Terms and Conditions will be interpreted and enforced under the laws of the State of New York, without regard to conflicts of law principles that would direct the application of the laws of any jurisdiction.

By accepting this award of RSUs, you expressly consent to the exclusive jurisdiction of the federal or state courts serving New York, New York for all lawsuits and actions arising out of or relating to this RSU Terms and Conditions, and you expressly waive any defense that such courts lack personal jurisdiction over you.  All such lawsuits and actions shall be tried in the federal or state courts serving New York, New York to the exclusion of all other courts.

Severability

In the event that any provision of this RSU Terms and Conditions shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this RSU Terms and Conditions, and this RSU Terms and Conditions shall be construed and enforced as if the illegal or invalid provision had not been included.

Data Privacy

21CF may collect, hold, use and process personal data about you in order to administer the 2013 LTIP.  Such data may include, but are not limited to, personal and financial data about you, such as your Social Security or tax identification number, equity grant number, home address, business address and other contact information, payroll information and any other information that might be deemed appropriate by 21CF to facilitate the administration of the 2013 LTIP (collectively, “Personal Data”).

21CF will use reasonable administrative, technical and physical measures to safeguard your Personal Data in its possession against loss, theft and unauthorized use, disclosure or modification.  21CF will retain Personal Data for no longer than is necessary for sound business and record retention purposes.  You have a right to access your Personal Data and a right to ask for the correction or deletion of any inaccurate data held by 21CF concerning yourself.  If you wish to exercise those rights please contact your local Human Resources representative and the 21CF Equity Plans Group.

RSU Terms and Conditions	5

21CF may make your Personal Data available to other parties, such as accountants, auditors, lawyers and other outside professional advisors, and to service providers that assist 21CF in the administration of the 2013 LTIP (collectively, “Service Providers”).  21CF takes steps to ensure that Service Providers protect the confidentiality and security of your Personal Data.

By accepting this award of RSUs, you freely give unambiguous consent to 21CF to collect, hold, use and process your Personal Data and to make your Personal Data available to Service Providers for the purpose of administering the 2013 LTIP on the terms set out above.

Consent to Electronic Delivery

21CF may choose to deliver certain statutory materials relating to the 2013 LTIP in electronic form.  By accepting this award of RSUs, you agree that 21st Century Fox may deliver the RSU Terms and Conditions, the 2013 LTIP, the 2013 LTIP prospectus and 21CF’s annual report (Form 10-K) to you in an electronic format.  If, at any time, you would prefer to receive paper copies of these documents, as you are entitled to receive, 21CF would be pleased to provide paper copies.  Please contact 21st Century Fox, Equity Plan Administration, 1211 Avenue of the Americas, New York, NY  10036 or send an email to [•] to request paper copies of these documents.

2013 LTIP Materials	Copies of the 2013 LTIP, the 2013 LTIP prospectus, and the annual report are available on the Morgan Stanley StockPlan Connect website at www.StockPlanConnect.com.

RSU Terms and Conditions	6